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                                                                    EXHIBIT 99.1

For more information contact:

Luther J. Nussbaum, Chief Executive Officer
(562) 624-5200; lnussbaum@fcg.com

Steven Heck, President
(972) 869-9977; sheck@fcg.com

JAMES A REEP, FIRST CONSULTING GROUP, INC. (FCG) CHAIRMAN, DIES OF CANCER

LONG BEACH, Calif., (April 19, 1999) First Consulting Group, Inc. (NASDAQ:
FCGI), a leading provider of information-based consulting, integration, and management services for the healthcare, pharmaceutical, and life sciences industries, today announced that James A. Reep, 47, chairman of the board, died of lung cancer on Saturday, April 17, 1999. Luther J. Nussbaum, who was appointed as chief executive officer by the firm's board following the announcement of Mr. Reep's disease on October 5, 1998, will continue in this role and Steven Heck will continue as president.

Mr. Reep had been battling the disease and undergoing aggressive treatments since the disease was originally diagnosed on September 30, 1998. Mr. Reep founded First Consulting Group in 1980 and served as chairman of the board since 1987 and chief executive officer and president since 1991.

"One of Jim's leadership strengths was his ability to establish a lasting culture and professional approach, and to work with the firm's senior leadership to create a shared strategic vision for FCG," said Stanley R. Nelson, FCG board member and long-time friend of Mr. Reep. "That vision, as well as the day-to-day operation of the company, continue to be in good hands under Luther Nussbaum, Steve Heck and the other members of FCG's senior leadership team," added Nelson.

"I know that FCG's employees, clients and healthcare industry colleagues are all deeply saddened by the news of Jim's death, and the thoughts and prayers of all of our Associates are with his family at this trying time," said Luther Nussbaum. "The loss of Jim is deeply felt by all of us, as is our determination to continue building the vision that he cherished and to which we are all committed," he added.

FCG provides consulting, integration and management services to healthcare, pharmaceutical and life sciences industries through 31 offices serving North America and Europe. The firm's services are designed to increase its clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care and the more rapid introduction of new pharmaceutical compounds.